Exhibit 2.3

Second Supplementary Agreement to Asset Purchase Agreement

This second supplementary agreement to the Asset Purchase Agreement (hereinafter referred to “Second Supplementary Agreement”) is entered into and effective on the date last signed below (the “Effective Date”) by and between:

NeoPhotonics Dongguan Co., Ltd., (“ Neo DG ”) a wholly foreign owned enterprise incorporated under the laws of China with its registered address at Section B of B9, Conrad High-Tech Park, South Section of Chang Nan Road, Shangsha Village, Zhen’an, Chang’An Town, Dongguan City, Guangdong Province 523850, China (each a “Seller” and collectively with Neo China the “Sellers”); and

NeoPhotonics (China) Co. Ltd., (“Neo China”) a wholly foreign owned enterprise incorporated under the laws of China with its registered address at NeoPhotonics Building, 8 Keji South 12th Road, South High-Tech Industry Park, Shenzhen 518057, China (each a “Seller” and collectively with Neo DG the “Sellers”); and

APAT OptoElectronics Components Ltd., a limited liability company incorporated under the laws of China with its registered address at Room 1503, Unit 2, COFCO Business Garden, Second Liuxian Road, Bao’an District, Shenzhen 518101, China (the “Purchaser”)

The Sellers and the Purchaser are hereinafter collectively referred as the “Parties” and each individually as a “Party”.

All capitalized terms herein shall have the meaning ascribed to them in the APA.

WHEREAS:

1.

Whereas, the Parties hereto have previously executed Asset Purchase Agreement (hereinafter refereed to “APA”), effective as of December14, 2016 to transfer certain of assets and liabilities used in or related to the Relevant Business from Sellers to Purchaser and the Supplementary Agreement to Asset Purchase Agreement (hereinafter referred to as “Supplementary Agreement”), dated and effective as of January 12, 2017.

2.	Whereas，the Parties desire to amend further the APA by signing this Second Supplementary Agreement.

NOW, THEREFORE, after friendly negotiation Sellers and Purchaser agree as follows.

1.  The remaining balance of US$2,000,000 (the “Post-Closing Supplementary Payment”) shall be paid timely before February 28, 2017 (the “Deadline”). If such Post-Closing Supplementary Payment is not paid by the Deadline, then Seller has the right, at Seller’s sole discretion, to either: i) offset an amount equal to any payments that may become due under such warranty claim (pursuant to Section 6.3 of the APA) against any payments due from Sellers to Purchaser pursuant to Section 6.3 of the APA, or ii) exercise all rights pursuant to Section 11 of the APA, as the Parties acknowledge by signing below that failure to pay the Post-Closing Supplementary Payment will be considered a material breach of the APA.

2.

Except for any provisions confirmed, modified and supplemented by the Parties as set forth in this Second Supplementary Agreement, all other terms and conditions in the APA and in the Supplementary Agreement shall survive and remain valid and binding upon both Parties.

Signature page

In witness thereof, the Parties have signed this Agreement on the date written above.

NeoPhotonics Dongguan Co., Ltd. (chop)

Legal or authorized representative (signature):	/s/ Cheung Chi Yu
Cheung Chi Yu

NeoPhotonics (China) Co., Ltd. (chop)

Legal or authorized representative (signature):	/s/ Cheung Chi Yu
Cheung Chi Yu

Purchaser: APAT Optoelectronics Components Co., Ltd. (chop)

Legal or authorized representative (signature):	/s/ Rengxian Gu
Rengxian Gu